Contact: Stephen H. Gordon David S. DePillo	Chairman & CEO Vice Chairman, President & COO	Telephone: (949) 585-7500 Facsimile: (949) 585-0174

HEAD OF CITIBANK / CALFED COMMERCIAL REAL ESTATE LENDING GROUP JOINS
COMMERCIAL CAPITAL BANCORP, INC. AS EXECUTIVE VICE PRESIDENT

Irvine, CA – June 28, 2004 – Commercial Capital Bancorp, Inc. ( the “Company”), (NASDAQ: “CCBI”), announced today that Thomas G. Lawyer has joined both the Company and Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, as Executive Vice President, Income Property Lending. Mr. Lawyer, a 25 year banking veteran, joins the Bank from Citibank, FSB, a bank subsidiary of Citigroup, Inc. (NYSE: “C”), where he was Executive Vice President and Western Regional Director for Citibank’s Commercial Real Estate Group. Based in Los Angeles, this group provides permanent financing for a wide range of multi-family and commercial properties located throughout the Western United States, and is responsible for annual new loan originations in excess of $1.5 billion and a loan portfolio in excess of $7.5 billion. Mr. Lawyer joined Citibank as a result of its merger with California Federal Bank (“Cal Fed”) through Citigroup’s acquisition of Golden State Bancorp in 2002. Since 1989, Mr. Lawyer has been involved in the acquisition of numerous financial institutions, including First Nationwide Bank, Cal Fed, and Glendale Federal Bank. During this period, Mr. Lawyer was responsible for the management and integration of the commercial real estate portfolios and operations, and the creation of a new commercial real estate lending operation. Under Mr. Lawyer’s direction, Cal Fed’s, and thereby Citibank’s, income property group became the second largest originator of multi-family real estate loans in California, ranking behind Washington Mutual (“WM”) and just ahead of Commercial Capital Bancorp, Inc.

Stephen H. Gordon, Chairman and Chief Executive Officer commented, “The addition of Tom to both the Company’s and the Bank’s executive management teams will immediately contribute further depth and experience as the Company continues to grow and expand its loan origination volumes, market presence, and overall lending franchise.”

Commercial Capital Bancorp, Inc. has approximately $4.7 billion of total assets and $2.4 billion of deposits, without giving effect to purchase accounting adjustments. Commercial Capital Bank (the “Bank”) operates 20 banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine (3), Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and 12 lending offices, located in Sacramento, Corte Madera, Burlingame, Oakland, Woodland Hills, Encino, West Los Angeles, El Segundo, Tustin, Irvine, Riverside, and San Diego, California, with plans to open banking offices in Beverly Hills, California in September 2004 and Crystal Cove, California in early 2005. Commercial Capital Bancorp, Inc. was the 4th largest multi-family lender in California during the 12 months ended March 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended March 31, 2004 (source: www.fdic.gov).

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.